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Exhibit 23.4

September 15, 2006

Venoco
370 17th Street
Suite 2950
Denver, CO 80202

Gentlemen:

        We consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton and to the inclusion of information taken from our "Appraisal Report as of December 31, 2005 on Certain Properties owned by TexCal Energy (GP) LLC Executive Summary SEC Case" and our "Appraisal Report as of July 31, 2006 on Certain Properties owned by TexCal Energy (GP) LLC Executive Summary SEC Case" (our Reports) in Amendment No. 4 to the Registration Statement on Form S-1 of Venoco, Inc. to be filed with the Securities and Exchange Commission on or about September 15, 2006 and in the Prospectus, which is part of this Registration Statement, provided, however, that we were necessarily unable to verify the estimates from our Reports, since these estimates were combined with those of other firms for other properties and reported in total. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

                      Very truly yours,

                      /s/ DeGolyer and MacNaughton

                      DeGOLYER and MacNAUGHTON

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  Exhibit 23.4